Exhibit 23.2

Consent of Independent Auditor

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated February 27, 2015, with respect to the consolidated financial statements of El Rey Holdings LLC, included in this Amendment No. 5 to the Registration Statement (Form S-1 No. 333-205439) and related Prospectus of Univision Holdings, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
January 12, 2016